Exhibit 99.1

LinkedIn to Acquire Bizo

Bizo Provides Opportunity to Accelerate LinkedIn’s Efforts to Offer a Comprehensive B2B Marketing Platform for Brands

Mountain View, Calif. — July 22, 2014 — LinkedIn (NYSE:LNKD), the world’s largest professional network on the Internet with more than 300 million members worldwide, today announced that it has entered into an agreement to acquire Bizo, a leader in business audience marketing, with technology that enables measurable display and social advertising programs specifically focused on professional segments.  Based in San Francisco, CA, Bizo was founded in 2008 by Russell Glass, Bryan Burdick, Donnie Flood, Mark Dye, Lee Byrne and Yonatan Stern.

The transaction is valued at approximately $175 million, subject to adjustment, in a combination of approximately 10 percent stock and approximately 90 percent cash.  Subject to the completion of customary conditions, the acquisition is expected to close during the third quarter of 2014.

B2B marketers use Bizo to target prospects within professional segments, and nurture them at every stage of their sales and marketing funnel.  Fueled by proprietary data management and targeting technology, their platform enables precise and measurable multi-channel marketing programs.  Since 2008, the company has been helping brands meet their marketing objectives by getting the right message in front of the right audiences on the web.

“It’s exciting for us to bring Bizo’s expertise and technology into our ecosystem,” said Deep Nishar, LinkedIn’s SVP of Product and User Experience.  “Our ability to integrate their B2B solutions with our content marketing products will enable us to become the most effective platform for B2B marketers to engage professionals.”

“We have been a LinkedIn partner for a while now and it became clear that our respective missions and cultures are really well aligned,” said Russ Glass, Bizo’s Co-Founder & CEO.  “I couldn’t be more thrilled that we are coming together to accelerate our ability to reach professional audiences, nurture prospects, and acquire customers in truly powerful way.”

Following closing, many members of the Bizo team are expected to join LinkedIn.

David Thacker, Vice President of Product, blogged in more detail about the acquisition at http://marketing.linkedin.com/blog/building-a-robust-b2b-marketing-platform-through-bizo-acquisition.  For Bizo’s perspective, a blog by CEO Russell Glass can be read here http://blog.bizo.com/blog/from-the-digital-c-suite/linkedin-to-acquire-bizo.

About LinkedIn

Founded in 2003, LinkedIn connects the world’s professionals to make them more productive and successful. With approximately 300 million members worldwide, including executives from every Fortune 500 company, LinkedIn is the world’s largest professional network on the Internet. The company has a diversified business model with revenue coming from Talent Solutions, Marketing Solutions and Premium Subscriptions products. Headquartered in Silicon Valley, LinkedIn has offices across the globe.

Forward Looking Statements

This press release contains forward-looking statements related to LinkedIn, Bizo, and the potential benefits of the acquisition, including statements regarding future product plans and strategies and the timing of closing. Actual events or results may differ materially from those contained in the forward-looking statements due to risks, uncertainties and assumptions. These risks and uncertainties include, but are not limited to, risks associated with: our ability to successfully integrate Bizo and its technology and personnel; execution of our plans and strategies; and other important factors that could cause results of the acquisition and related transactions to differ materially from those contained in LinkedIn’s forward-looking statements described in the documents LinkedIn files from time to time with the SEC, including LinkedIn’s most recent Form 10-K and Form 10-Q, as well as LinkedIn’s future filings. Although LinkedIn believes that the expectations reflected in the forward-looking statements are reasonable, LinkedIn cannot guarantee future results, levels of activity, performance, or achievements. LinkedIn is under no duty to update any of the forward-looking statements after the date of this press release to conform to actual results.